UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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GREENHILL & CO., INC.
(Name of Registrant as Specified In Its Charter)

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March 13, 2020
Dear Stockholders:
You are cordially invited to join us for our 2020 annual meeting of stockholders, which will be held on Thursday, April 23, 2020, at 10:30 am ET, at Greenhill & Co., Inc., 300 Park Avenue, New York, New York 10022. Holders of record of our common stock as of March 3, 2020 are entitled to notice of, and to vote at, the 2020 annual meeting.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be conducted at the meeting.
Even if you plan to attend the meeting in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Stockholders of record also have the option of voting their shares via the Internet or by telephone. Instructions on how to vote via the Internet or by telephone are on the proxy card.
Thank you for your continued support of Greenhill. Your vote is important to us; we look forward to seeing you at the annual meeting. Even if you do not plan to attend the meeting in person, we hope your votes will be represented.

Sincerely,
Scott L. Bok

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, April 23, 2020 at 10:30 a.m., Eastern Time

Place:	Greenhill & Co., Inc. 300 Park Avenue New York, New York 10022

Items of Business:	1. The election of six directors to serve until the 2021 annual meeting of stockholders.

2. An advisory resolution to approve executive compensation (Say on Pay).

3. The ratification of the appointment of Ernst & Young LLP as our registered public accounting firm for the year ending December 31, 2020.

4. The consideration of a stockholder proposal, if properly presented by the stockholder proponent

5. Any other business that may properly be considered at the meeting or at any adjournment of the meeting.

Record Date:	You may vote if you were a stockholder of record at the close of business on March 3, 2020.

Voting by Proxy, via the Internet or by telephone:	Whether or not you plan to attend the annual meeting in person, please vote your shares by proxy or via the Internet or by telephone to ensure they are represented at the meeting. You may submit your proxy vote by completing, signing and promptly returning the enclosed proxy card by mail. Instructions on how to vote via the Internet or by telephone are on the proxy card.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on April 23, 2020:
Our Proxy Statement and 2019 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2019 and other materials are available free of charge on our website at:
https://www.greenhill.com/investor/report. On or around March 13, 2020, we will have sent to certain of our stockholders a notice of Internet Availability of Proxy Materials (“Notice”), which includes instructions on how to access our Proxy Statement and 2019 Annual Report to Stockholders and vote online. Stockholders who do not receive the Notice will continue to receive either a paper or an electronic copy of our proxy materials, which will be sent on or around March 13, 2020. For more information, see Frequently Asked Questions.

By Order of the Board of Directors
         Gitanjali Pinto Faleiro
General Counsel & Corporate Secretary

TABLE OF CONTENTS

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Greenhill & Co., Inc. (which we refer to as “Greenhill”, “we”, the “Company” or the “Firm” in this proxy statement) is soliciting proxies for use at the annual meeting of stockholders to be held on April 23, 2020 and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 13, 2020.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?
At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors, an advisory resolution to approve our executive officer compensation, consideration of a stockholder proposal, if properly presented, and the ratification of the appointment of our independent auditor.
Who is entitled to vote at the meeting?
The Board has set March 3, 2020, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 3, 2020, you are entitled to vote at the meeting. As of the record date, 18,771,782 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.
What are my voting rights?
Holders of our common stock are entitled to one vote per share. Therefore, a total of 18,771,782 votes are entitled to be cast at the meeting. There is no cumulative voting.
How many shares must be present to hold the meeting?
In accordance with our bylaws, holders of a majority of the outstanding shares of common stock entitled to vote at a meeting of stockholders must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:
•you are present in person at the meeting;
•you have properly submitted a proxy card by mail; or
•you have properly voted via the Internet or by telephone.
How do I submit my proxy vote?
If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or nominee how to vote your shares.
What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or otherwise by a broker, bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under “How do I submit my proxy vote?”
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

How do I vote via the Internet or by telephone?
Internet and telephone voting information is provided on the proxy card. A control number, which is the number located below the account number on the proxy card, is designated to verify a stockholder’s identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Stockholders who hold their shares through a bank or broker can vote via the Internet or by telephone if that option is offered by the bank or broker.
Can I vote my shares in person at the meeting?
If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and then decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.
If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.
What vote is required for the election of directors and for the other proposals to be approved?
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the nominees for director, executive compensation advisory vote, and to ratify the appointment of our independent auditor.
How are votes counted?
You may vote “FOR”, “AGAINST” or “ABSTAIN” on each proposal.
If you submit your proxy or vote via the Internet or by telephone but abstain from voting on one or more matters or withhold authority to vote, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the quorum if you attend, even if you abstain from voting or withhold authority to vote.
Other than for the election of directors, if you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.
Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.
What are “Broker Non-Votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still use its discretion to vote the shares with respect to matters that are considered to be “routine,” such as the proposal to ratify the appointment of our independent auditor, but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors, even if not contested, and advisory votes on executive compensation. Broker non-votes are counted toward a quorum.
Therefore, if member brokers do not receive instructions from the beneficial owner of the shares, they may only vote on the proposal to ratify the appointment of our independent auditor. We therefore urge you to give voting instructions to your broker on all proposals.

How does the Board recommend that I vote?
The Board of Directors recommends a vote:
•FOR all of the nominees for director;
•FOR the executive compensation advisory vote;
•FOR the ratification of the appointment of Ernst & Young LLP as Greenhill’s independent auditor for the year ending December 31, 2020; and
•AGAINST the stockholder proposal.
What if I do not specify how I want my shares voted?
If you submit a signed proxy card or vote via the Internet or by telephone but do not specify how you want to vote your shares, we will vote your shares:
•FOR all of the nominees for director;
•FOR the executive compensation advisory vote;
•FOR the ratification of the appointment of Ernst & Young LLP as Greenhill’s independent auditor for the year ending December 31, 2020; and
•AGAINST the stockholder proposal.
Can I change my vote after submitting my proxy?
Yes. Whether you vote by mail, via the Internet or by telephone, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting in any of the following ways:
•By sending a written notice of revocation to Greenhill, attention General Counsel & Corporate Secretary;
•By submitting a later-dated proxy;
•By voting via the Internet or by telephone at a later time; or
•By voting in person at the meeting.
How can I attend the meeting?
You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. You also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.
Please let us know if you plan to attend the meeting when you return your proxy by marking the attendance box on the proxy card.
Who pays for the cost of proxy preparation and solicitation?
Greenhill pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have also hired Georgeson Inc. to assist in the solicitation of proxies, for which they will receive a fee of $13,500, as well as reimbursement for certain out-of-pocket costs and expenses.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?
Pursuant to the SEC “Notice and Access” rules, we are furnishing our proxy materials to our stockholders over the Internet instead of mailing each of our stockholders paper copies of those materials. As a result, we will send such stockholders by mail or e-mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, containing instructions on how to access our proxy materials over the Internet and how to vote. The Notice is not a ballot or proxy card and cannot be used to vote your shares of common stock. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to on the Notice. If you own shares of common stock in more than one account — for example, in a joint account with your spouse and in your individual brokerage account — you may have received more than one Notice. To vote all of your shares of common stock, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts. We expect to send the Notice to most of our stockholders by mail or email beginning on or about March 13, 2020.
The Notice includes, among other matters: (i) the place, date and time of the annual meeting; (ii) a brief description of the proposals to be voted on at the annual meeting and the Board’s voting recommendation with regard to each proposal; (iii)

information regarding the website where the proxy materials are posted; (iv) various methods by which a stockholder may request paper or electronic copies of the proxy materials; and (v) instructions on how to vote by Internet, by telephone, by mail or in person at the annual meeting.

What is “householding”?
SEC rules permit us to deliver a single copy of this proxy statement and our 2019 Annual Report to any household not participating in electronic proxy material delivery at which two or more stockholders reside, if we believe the stockholders are members of the same family. This practice, known as “householding,” is designed to reduce our printing and postage costs. If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this proxy statement or our 2019 Annual Report, you may contact Broadridge Householding Department, by calling their toll free number, 1-866-540-7095, or by writing to: Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and they will deliver those documents to you promptly upon receiving your request.
You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares. You may also change your householding preferences through Broadridge using the contact information provided above. You will be removed from the householding program within 30 days of receipt of your instructions.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS
Our executive officers and directors are encouraged to own Greenhill common stock, par value $0.01 per share, to further align management’s and stockholders’ interests. In addition, we have adopted stock ownership guidelines applicable to our named executive officers (“NEOs”). See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Program and Governance Features” below for a description of these guidelines.
The following table shows how many shares of our common stock were beneficially owned as of March 3, 2020, by each of our directors and executive officers named in the 2019 Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) (“Filings”), except as noted below, no stockholder beneficially owned more than five percent of our common stock as of March 3, 2020. The percentage has been calculated on the basis of 18,771,782 shares of common stock outstanding as of March 3, 2020 (excluding treasury stock).
The address for each listed stockholder (other than as indicated in the notes) is: c/o Greenhill & Co., Inc., 300 Park Avenue, New York, New York 10022. To our knowledge, except as indicated in the footnotes to this table, pursuant to applicable community property laws or as indicated in the Filings made by institutional stockholders, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
Robert F. Greenhill (1)	2,453,896	13.1%
Scott L. Bok (2)	1,956,927	10.4%
Kevin M. Costantino	40,027	*
David A. Wyles	51,234	*
Harold J. Rodriguez, Jr. (3)	148,040	*
Gitanjali P. Faleiro	—	*
Steven F. Goldstone	45,533	*
Meryl D. Hartzband	10,275	*
Stephen L. Key	27,611	*
John D. Liu	14,456	*
Karen P. Robards	19,309	*
All Directors and Executive Officers as a group (10 persons)	4,767,308	25.4%
Other 5% Stockholders:
BlackRock, Inc. (4)	2,456,975	13.1%
Capital World Investors (5)	1,169,700	6.2%
The Capital Management Corporation (6)	1,118,224	6.0%
The Vanguard Group (7)	1,049,369	5.6%

 * Less than 1% of the outstanding shares of common stock.
(1) Mr. Greenhill’s beneficial ownership is calculated by attributing to him all 425,212 shares of our common stock owned by him and by three entities controlled by him: (i) Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 989,524 of our shares, (ii) Riversville Aircraft Corporation II, a Delaware corporation, which owns 239,680 of our shares and (iii) Socatean Partners, a Connecticut general partnership, which owns 799,480 of our shares. Mr. Greenhill expressly disclaims beneficial ownership of the shares of common stock held by other members of his family in Greenhill Family Limited Partnership.
(2) Mr. Bok’s beneficial ownership is calculated by attributing to him all 268,806 shares of our common stock owned by him and by four entities: (i) Bok Family Partners, L.P., which owns 867,463 of our shares, (ii) Bok Family Foundation, which owns 288,783 of our shares, (iii) Scott L. Bok November 2018 Annuity Trust, which owns 267,958 of our shares and (iv) Scott L. Bok May 2019 Annuity Trust, which owns 263,917 of our shares. Mr. Bok expressly disclaims beneficial ownership of securities owned by Bok Family Partners, L.P. and of the shares held by the Bok Family Foundation.
(3) Includes 52,285 shares held by Jacquelyn F. Rodriguez, the wife of Harold J. Rodriguez, Jr.

(4) The address and business telephone number for BlackRock, Inc. are 55 East 52nd Street, New York, NY 10055 and (212) 810-5300, respectively. This information is based on the most recent Schedule 13G/A filed by BlackRock, Inc. on February 4, 2020.
(5) The address and business telephone number for Capital World Investors are 333 South Hope Street, 55th Floor, Los Angeles, CA 90071 and (213) 486-9200, respectively. This information is based on the most recent Schedule 13G/A filed by Capital World Investors on February 14, 2020.
(6) The address and business telephone number for The Capital Management Corporation are 4104 Cox Road, Suite 110, Glen Allen, VA 23060 and (804) 270-4000, respectively. This information is based on the most recent Schedule 13G filed by The Capital Management Corporation on January 17, 2020.
(7)  The address and business telephone number for The Vanguard Group are PO Box 2600, V26, Valley Forge, PA 19482 and (610) 669-1000, respectively. This information is based on the most recent Schedule 13G/A filed by The Vanguard Group on February 12, 2020.
Our executive officers and directors are not permitted to hedge or otherwise dispose of the economic risk of ownership of these shares or any other shares owned by them through short sales, option transactions or use of derivative instruments. See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Program and Governance Features” below.
Messrs. Greenhill, Bok, Costantino, Rodriguez and Wyles, and Ms. Faleiro are employees of Greenhill. As of March 3, 2020, they beneficially own approximately 25% of our outstanding common stock in the aggregate. In addition, as of March 3, 2020, other employees of Greenhill beneficially own approximately 30% of our outstanding common stock in the aggregate.

ITEM 1—ELECTION OF DIRECTORS
The number of directors currently serving on our Board of Directors (which we also refer to as our “Board”) is seven. One of our current independent directors, Stephen L. Key, has elected to retire from the Board after many years of service and will therefore not stand for reelection. His retirement will be effective April 23, 2020. Following the retirement of Mr. Key, the number of directors that will serve on our Board will be six; a majority of our Board will continue to consist of independent directors. Accordingly, there are six nominees for director this year, and each nominee is a current director. Each director who is elected will serve a one-year term which expires at our 2021 annual meeting. Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies may vote your shares for a substitute nominee selected by the Board or the Board may reduce its size. All of our directors must be elected by a majority vote of our stockholders.
The nominees for election as director have provided the following information about themselves.
Scott L. Bok, 60, has served as our Chairman since 2019, has served as CEO since April 2010, served as Co-CEO between October 2007 and April 2010, and has served as our U.S. President between January 2004 and October 2007. He has also served as a member of our Management Committee since its formation in January 2004. In addition, Mr. Bok has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Mr. Bok joined Greenhill as a Managing Director in February 1997. Before joining Greenhill, Mr. Bok was a Managing Director in the mergers, acquisitions and restructuring department of Morgan Stanley & Co., where he worked from 1986 to 1997, based in New York and London. From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok also served as a member of the Board of Directors of Iridium Communications Inc., from 2009 to 2013. We chose to nominate Mr. Bok as a director because he has significant and relevant experience in managing and leading our firm successfully; in addition, he is a trusted advisor to many of the firm’s clients as a result of more than thirty years of experience on complex transactions.
Robert F. Greenhill, 83, our Founder and Chairman Emeritus, served as our Chairman from 1996 to April 2019, and as our Chief Executive Officer (“CEO”) from 1996 to 2007. In addition, Mr. Greenhill has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Prior to founding and becoming Chairman of Greenhill, Mr. Greenhill was Chairman and CEO of Smith Barney Inc. and a member of the Board of Directors of the predecessor to the present Travelers Corporation (the parent of Smith Barney) from June 1993 to January 1996. From January 1991 to June 1993, Mr. Greenhill was president of, and from January 1989 to January 1991, a vice chairman of, Morgan Stanley Group, Inc. Mr. Greenhill joined Morgan Stanley in 1962 and became a partner in 1970. In 1972, Mr. Greenhill directed Morgan Stanley’s newly-formed mergers and acquisitions department. In 1980, Mr. Greenhill was named director of Morgan Stanley’s investment banking division, with responsibility for domestic and international corporate finance, mergers and acquisitions, merchant banking, capital markets services and real estate. Also in 1980, Mr. Greenhill became a member of Morgan Stanley’s management committee. We chose to nominate Mr. Greenhill as a director because he is the founder of our firm and has more than fifty years of experience in our industry.

Steven F. Goldstone, 74, has served on our Board since July 2004 and has also served as our Lead Independent Director since January 2016. He currently manages Silver Spring Group, a private investment firm. From 1995 until his retirement in 2000, Mr. Goldstone was Chairman and CEO of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at Davis Polk & Wardwell, a law firm in New York City. He joined the Board of Directors of ConAgra Foods, Inc., in 2003 and was appointed the non-executive Chairman in 2005, retaining that position until his retirement in October 2018. Mr. Goldstone served as a member of the Board of Directors of Trane, Inc. (f/k/a American Standard Companies, Inc.) from 2002 until 2008 and as a member of the Board of Directors of Merck & Co. from 2008 until 2012. Mr. Goldstone has also served as a member of the Board of Directors of The Chefs’ Warehouse, Inc. since March 2016. We chose to nominate Mr. Goldstone as a director because he is a recognized leader with high integrity and business acumen. We believe Mr. Goldstone’s past experience in a service industry similar to ours, as well as his experience as the leader of a complex publicly traded company, enables Mr. Goldstone to provide valuable experience to our Board.
Meryl D. Hartzband, 65, has served on our Board since July 2018. Ms. Hartzband currently serves on the Board of Directors of Everest Re Group, Ltd., a publicly-traded insurance and reinsurance company listed on NYSE, and the Board of Directors of Conning Holdings Limited, a leading global investment management firm. Past directorships include The Navigators Group, Inc., ACE Limited, Travelers Property Casualty Corp., AXIS Capital Holdings Limited, Alterra Capital Holdings Limited, and numerous portfolio companies of the Trident Funds. She was a founding partner of Stone Point Capital, a private equity firm that focuses on investing in the global financial services industry. From 1999 to 2015, she served as the firm’s Chief Investment Officer and as a member of the Investment Committees of the Trident Funds. Prior to that, she was a Managing Director at J.P. Morgan Chase & Co., where, during a 16-year career, she specialized in managing private equity investments in the financial services industry. We believe Ms. Hartzband’s specialty knowledge around strategies for investment portfolios in the insurance industry and her financial background, as well as her experiences as a director of several public and private companies, provide valuable perspectives to our Board.
John D. Liu, 51, has served on our Board since June 2017. Since March 2008, Mr. Liu has been the CEO of Essex Equity Management, a financial services company, and managing partner of Richmond Hill Investments, an investment management firm. Prior to that time, Mr. Liu was employed for 12 years by Greenhill until March 2008 in positions of increasing responsibility, including as chief financial officer from January 2004 to March 2008 and as co-head of U.S. Mergers and Acquisitions from January 2007 to March 2008. Earlier in his career, Mr. Liu worked at Wolfensohn & Co. and was an analyst at Donaldson, Lufkin & Jenrette.  Mr. Liu also serves as a member of the Board of Directors of Whirlpool Corporation. We chose to nominate Mr. Liu as a director because he is a recognized leader with high integrity and financial expertise. We believe Mr. Liu’s significant finance and accounting experience, his service on the board of directors and audit committee of Whirlpool Corporation and his previous management experience at Greenhill and other financial services companies bring valuable perspectives to the oversight of our business.
Karen P. Robards, 70, has served on our Board since April 2013. Since 1987, Ms. Robards has been a principal of Robards & Company, LLC, a consulting and private investment firm. From 1976 to 1987, Ms. Robards was an investment banker at Morgan Stanley where she served as head of its healthcare investment banking activities. Ms. Robards currently serves as Co-Chair of the Fixed Income Board at BlackRock and a member of the Audit Committee of the BlackRock Fixed Income Funds. Ms. Robards served as a member of the Board of Directors of AtriCure, Inc., a medical device company, from 2000 to May 2017. From 1996 to 2005, Ms. Robards served as a director of Enable Medical Corporation, a developer and manufacturer of surgical instruments, which was acquired by AtriCure, Inc. in 2005. From 2007 to 2010, Ms. Robards also served as a director of Care Investment Trust, a publicly held real estate investment trust focusing on investment opportunities in the healthcare industry. We chose to nominate Ms. Robards as a director because of her high integrity and business acumen. We believe Ms. Robards’ past experience in our industry, as well as her experience as a director of several public and private companies, enables Ms. Robards to provide valuable experience to our Board.
The Board unanimously recommends a vote FOR the election of all of the director nominees. Proxies will be voted FOR the election of the nominees unless otherwise specified.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Board conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the three standing committees has adopted and operates under a written charter. Our Corporate Governance Guidelines also provide for a Lead Independent Director. All of our corporate governance documents, including our written committee charters, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Related Person Transaction Policy, are available on our website at www.greenhill.com. The written charters, the Guidelines, the Code and the Related Person Transaction Policy are also available in print to any stockholder who requests them.

Director Independence
Under applicable NYSE listing standards, a majority of the Board of Directors must be independent, and no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with Greenhill. In connection with this independence determination, the Board considered transactions and relationships between each director or director nominee or any member of his or her immediate family and Greenhill and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors and our director nominee or their affiliates and members of Greenhill’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or director nominee is independent.
The Board determined that, in 2019, none of Messrs. Goldstone, Key or Liu or Mses. Hartzband or Robards:
•had any material relationship with Greenhill (other than as directors)

•had any material relationship, either directly or as a partner, stockholder or officer, of another organization that has a relationship with Greenhill

•is an employee or has an immediate family member who is or has in the last three years been an executive officer of Greenhill

•receives, or has an immediate family member who receives, more than $120,000 in direct compensation from Greenhill (other than director and committee fees)

•is affiliated with or employed by, or has an immediate family member who is or has been within the past three years a partner of or employee of, the Greenhill audit team or a present or former internal or external auditor of Greenhill

•is employed or has an immediate family member who is employed as an executive officer of another company where any of Greenhill’s present executives serve on the compensation committee

•is an executive officer of a company that makes payment to or receives payments from Greenhill for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues

•is an executive officer of any charitable organization to which Greenhill has contributed an amount in any single fiscal year in excess of $1 million or 2% of the consolidated gross revenues of such charitable organization.
As a result of this review, the Board affirmatively determined that each of our non-employee directors (Steven F. Goldstone, Meryl D. Hartzband, Stephen L. Key, John D. Liu and Karen P. Robards) is “independent” as that term is defined in the applicable NYSE listing standards. Messrs. Greenhill and Bok cannot be considered independent directors because of their employment at Greenhill.
In addition, pursuant to our Corporate Governance Guidelines, Steven F. Goldstone has served as our Lead Independent Director since January 2016.

Meetings of the Independent Directors
In addition to the committees of the Board described below, our non-employee directors meet regularly in executive sessions in which our employee directors (Messrs. Greenhill and Bok) and other members of management do not participate. The Lead Independent Director (Mr. Goldstone) serves as the presiding director of these executive sessions.

Committees of the Board

Audit Committee
Members:
Stephen L. Key (Chair, until April 23, 2020)
Meryl D. Hartzband (Chair, commencing April 23, 2020)
John D. Liu
Karen P. Robards

The Audit Committee is a separate committee established in accordance with Rule 10A-3 under the Exchange Act, comprised entirely of independent, non-employee directors. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable NYSE listing standards and regulations of the Securities and Exchange Commission (“SEC”) and that all members are financially literate as required by the applicable NYSE listing standards. Following the retirement of Mr. Key from the Board and chairmanship of the Audit Committee, the Board determined that Ms. Hartzband is an “audit committee financial expert” as defined by applicable regulations of the SEC. Ms. Hartzband will serve as chair of the Audit Committee following the annual meeting.

The Audit Committee’s purpose is to oversee the independent auditor’s qualifications, independence and performance, the integrity of our financial statements, the performance of our internal audit function and independent auditors and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements, reviews the integrity of the financial reporting processes, both internal and external, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the SEC. The Audit Committee met five times during 2019. In addition, the SEC Subcommittee of the Audit Committee, which is responsible for reviewing periodic reports of Greenhill filed with the SEC to the extent not previously reviewed by the Audit Committee, met twice during 2019.
Compensation Committee
Members:
Steven F. Goldstone (Chair)
Stephen L. Key (until April 23, 2020)
John D. Liu
The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. The Board has determined that all members of the Compensation Committee are “independent” as that term is defined in applicable NYSE listing standards. The Compensation Committee oversees our compensation and benefits policies generally, evaluates senior executive performance, oversees and sets compensation for our senior executives and reviews management’s succession plan. The Compensation Committee evaluates our compensation philosophy, goals and objectives generally, and it approves corporate goals related to the compensation of our senior executives (including the CEO), and approves compensation and compensatory arrangements applicable to our other executive officers based on our compensation goals and objectives. See “Executive Compensation—Compensation Discussion and Analysis” for more information on the Compensation Committee’s role in determining compensation. In addition, the Compensation Committee is responsible for reviewing and recommending the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of our equity incentive plan. The Compensation Committee recommended that the Board approve an equity incentive plan in 2015, and this recommendation was made again in 2019 in respect of the 2019 equity incentive plan (each an “Equity Incentive Plan”, and together, the “Equity Incentive Plans”). The Compensation Committee met three times during 2019.
Compensation Committee Interlocks and Insider Participation
No employee of Greenhill serves on the Compensation Committee and the Compensation Committee members have no interlocking relationships (defined under SEC rules). John D. Liu served on the Compensation Committee during 2019 and previously served as Greenhill’s chief financial officer from January 2004 to March 2008 and as co-head of U.S. Mergers and Acquisitions from January 2007 to March 2008.

Nominating and Governance Committee
Members:
Karen P. Robards (Chair)
Steven F. Goldstone
Stephen L. Key (until April 23, 2020)
John D. Liu
The Board has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in applicable NYSE listing standards. The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board and recommends to the Board sound corporate governance principles and practices for Greenhill. In particular, the Committee assesses the independence of all Board members, identifies and evaluates candidates for nomination as directors, recommends the slate of director nominees for election at the annual meeting of stockholders and to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Guidelines, evaluates the annual evaluation process for the Board and Board committees and is charged with overseeing our Related Person Transaction Policy. The Nominating and Governance Committee met three times during 2019.

Meeting Attendance
Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the Board and of the committees on which they serve. We do not have a policy requiring directors to attend our annual meeting of stockholders. The Board met eight times during 2019. All of our directors attended the annual meeting of stockholders in 2019, and all of our directors attended at least 75% of the Board and committee meetings on which the directors served. All directors standing for reelection plan to attend the 2020 annual meeting.

Procedures for Contacting the Board of Directors
Communications to the Board, the independent directors, or to individual directors can be sent by U.S. mail to: Board of Directors, c/o Greenhill, 300 Park Avenue, New York, New York, 10022 (attention: General Counsel and Company Secretary).

Procedures for Selecting and Nominating Director Candidates
In evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. In addition, the candidates must be committed to representing the long-term interests of our stockholders. In addition to these minimum qualifications, the Committee also considers other factors it deems appropriate based on the current needs of the Board, including specific business and financial expertise currently desired on the Board, experience as a director of a public company and self-identified diversity characteristics. With these factors and characteristics in mind, the Committee will generally begin its search by discussing potential candidates with existing members of the Board and management. The Committee will also reassess the qualifications of a director, including the director’s past contributions to the Board and the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection to another term.
Our Board has adopted procedures by which stockholders may recommend nominees to the Board. On March 4, 2020, the Board amended the Company’s Amended and Restated Bylaws (the “Bylaws”) to implement proxy access. The Bylaws, as amended and restated, include a section that sets forth the circumstances under which stockholders may include nominees for director in our annual meeting proxy materials. See “Proposal No. 3—Stockholder Proposal.” The Nominating and Governance Committee will consider any director candidate recommended by stockholders in accordance with the procedures set out in our bylaws and applicable law on the same basis as it considers other director candidates. Stockholders may also submit a letter and relevant information about the candidate to the Corporate Secretary at Greenhill & Co., Inc., 300 Park Avenue, New York, New York 10022.

Board Leadership Structure and Role in Risk Oversight
Our Corporate Governance Guidelines provide for a “Lead Independent Director”. Steven F. Goldstone is currently serving in this role. The Lead Independent Director’s responsibilities include:

(1)  Chair any meeting of the Board at which the Chairman is not present, including executive sessions of non-management or independent directors;

(2)  Have the authority to call meetings of independent directors;

(3)  Meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;

(4)  Facilitate communications between other members of the Board and the Chairman of the Board and CEO by serving as the principal liaison; however, each director is free to communicate directly with the Chairman of the Board and CEO;

(5)  Monitor, with the assistance of the Company’s Chairman and CEO, Chief Financial Officer and General Counsel, communications from stockholders and other interested parties, report on such communications to the other directors as he or she considers appropriate, and be available, when appropriate, for consultation and direct communication with stockholders;

(6)  Work with the Chairman of the Board and the CEO in the preparation of the agenda for each Board meeting and approve the agendas to be sent to the Board; and be available to review information to be sent to the Board when appropriate;

(7)  Work with the Chairman of the Board in determining the need for special meetings of the Board, and approve the number and frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items; and

(8)  Otherwise consult with the Chairman of the Board / the CEO on matters relating to corporate governance and Board performance.
Our Board, under the guidance of the Nominating and Governance Committee, reviews the structure of our Board and its committees each year as a part of its annual self-evaluation process, and in that context considers, among other things, issues of structure and leadership, including whether the offices of Chairman of the Board and CEO should be combined or separate, and whether the Board’s leadership structure is appropriate given the characteristics or circumstances of the Company. The Board believes that having Mr. Bok serve as both CEO and Chairman of the Board is the most appropriate leadership structure for the Company at this time. Mr. Bok is the director most familiar with the Company’s business operations and the industry in which it operates, and best positioned to set and execute the Company’s business strategies. In addition, we believe the combined role of Chairman and CEO provides enhanced efficiency, effective decision making and clear accountability.
The Board is satisfied that its current structure and processes are well suited for the Company, given its simple business model, employee stock ownership and size.
Management is principally responsible for managing risks within the businesses on a day-to-day basis. The Board has delegated oversight of risk management to the Audit Committee. The Audit Committee receives from management regular reports on risk matters, including financial, legal and regulatory risks, at its quarterly meetings. The Audit Committee also receives an annual report on legal, regulatory and compliance matters from the Greenhill Global Compliance Committee. The Audit Committee oversees the Company’s periodic risk assessments and risk-based internal audits. In addition, the Audit Committee meets regularly with the Chief Compliance Officer, Chief Financial Officer and General Counsel of Greenhill as well as its external and internal auditors, to discuss issues related to risk management. The Audit Committee, in turn, reports any material risk issues which may arise to the full Board.

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our principal executive officers, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this Code of Business Conduct and Ethics is available on our website at www.greenhill.com.
We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officers, principal financial officer, principal accounting officer, controller and other persons performing similar functions within four business days following the date of such amendment or waiver.

DIRECTOR COMPENSATION TABLE

2019 Non-Employee Director Compensation (1)

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Steven F. Goldstone	$—	$125,005	$125,005
Meryl D. Hartzband	—	125,005	125,005
Stephen L. Key (2)	69,990	70,010	140,000
John D. Liu	62,513	62,487	125,000
Karen P. Robards	70,321	54,679	125,000

(1) These amounts reflect the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards related to 2019 pursuant to our Equity Incentive Plan. As these awards are fully vested, the entire expense arising from them is recognized in the year the services were rendered to which they relate.

(2) The amounts for Stephen L. Key include the additional annual retainer of $15,000 that he received for service as Chairman of the Audit Committee as more fully described below. Mr. Key has elected to retire from the Board, effective April 23, 2020, and is not standing for re-election.
During 2019, directors who were not Greenhill employees received an annual retainer of $125,000 for service on our Board payable at their election either in cash or fully vested stock or a combination thereof. No separate meeting fees were paid. The chairman of the Audit Committee received an additional annual retainer of $15,000, which was paid at his election in a combination of cash and stock. We have not retained any compensation consultants to advise on director compensation.
It is our policy to ask our non-employee directors to retain any stock granted to them as compensation until such time as they complete their service on the Board, subject to exceptions for unforeseen personal circumstances. As of December 31, 2019, all of our non-employee directors owned stock in the Company. Our non-employee directors are also prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our shares owned by them through short sales, option transactions or other derivative instruments. We believe this further supports the alignment of the interests of our non-employee directors with those of our stockholders.
Our non-employee directors will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and the Board committees. Employees of Greenhill who also serve as directors receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans. See discussion under “Certain Relationships and Related Transactions—Related Transactions Involving our Directors and Executive Officers—Other Compensation” for a description of the compensation paid to Robert F. Greenhill, who is the Chairman Emeritus of our Board and an employee of Greenhill, but is not an executive officer, and see discussion under “Compensation Discussion and Analysis” for discussion of the compensation paid to Scott L. Bok, our CEO and Chairman of our Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than what is in the best interests of the firm and our stockholders. We also recognize that at times, such transactions may actually be in the best interests of the Company.

Related Person Transaction Policy
We have adopted a written related person transaction policy, which is administered by the Nominating and Governance Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For the purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any stockholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of any such persons. Under the policy, the transaction will be referred to the General Counsel, the CEO and/or the Nominating and Governance Committee for review depending on the identity of the “related person.” Such reviewer will review, approve or ratify the transaction, taking into account all relevant facts and circumstances, including without limitation the commercial reasonableness, the benefit and perceived benefit or lack thereof, to the Company, the availability and/or opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. No reviewer may participate in any review, approval or ratification of any related person transaction in which such reviewer or any of his or her immediate family members is the related person. All determinations by the CEO or the General Counsel under the policy will be reported to the Committee at its next regularly scheduled meeting or earlier if appropriate.

Certain Relationships and Related Transactions
Other Compensation
Robert F. Greenhill, Chairman Emeritus, director and employee of the Company, participates in various client revenue generating engagements as well as overall activities of the Firm. In 2019, Mr. Greenhill received a total of $628,164 in compensation, including a base salary of $600,000 and $28,164 in dividend equivalent payments on his outstanding equity awards. The cost of Mr. Greenhill’s car and driver was $177,153 in 2019 (comprised principally of compensation expense in respect of Mr. Greenhill’s driver, who is our employee). Effective January 1, 2020, Mr. Greenhill’s driver is no longer an employee of the Company.
Similar to our arrangements with certain senior professionals, we have an employment agreement with Mr. Greenhill. Through December 31, 2019, the agreement provided that he would be paid an annual base salary of $600,000, subject to annual review by the Compensation Committee, and that he may be awarded a bonus in an amount to be determined in the sole discretion of the Compensation Committee. Beginning on January 1, 2020, Mr. Greenhill became a Senior Advisor and his annual base salary was adjusted to $100,000. Mr. Greenhill is also entitled to participate in all of our employee benefit plans, including, without limitation, our group health, dental and life insurance plans, 401(k) Profit Sharing Plan and Equity Incentive Plan. The employment agreement may be terminated by either party on 90 days’ notice. Under the agreement, Mr. Greenhill is subject to limitations on his ability to compete with us during the term of his employment and for a three-month period thereafter. He is also prohibited from soliciting certain of our employees for a period of six months following the termination of his employment. In addition, he is subject to obligations of confidentiality and is required to protect and use confidential information in accordance with the restrictions placed by us on its use and disclosure.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act and regulations of the SEC require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our equity securities and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of a registered class of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports provided by the reporting persons or their respective brokers and on information known to us regarding changes in ownership, we believe that our directors, officers and owners of more than 10% of our common stock are compliant with all applicable filing requirements.

ITEM 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this proxy statement.
Our Board maintains a “pay for performance” philosophy that forms the foundation for Compensation Committee decisions regarding executive compensation. In addition, our compensation programs are designed to facilitate strong corporate governance. The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions, including 2019 Company and individual performance, focusing on the compensation of our NEOs. Our stockholders affirmed their support of our programs in last year’s Say on Pay results. We believe that we have created a compensation program deserving of stockholder support and we encourage our stockholders to read our Compensation Discussion and Analysis in its entirety.
We are asking our stockholders to approve the following non-binding advisory resolution at our 2020 annual meeting:
“RESOLVED, that the stockholders of Greenhill & Co., Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the proxy statement for the Company’s 2020 annual meeting of stockholders.”
This advisory resolution, commonly referred to as “say-on-pay”, is not binding on the Compensation Committee or the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

The Board unanimously recommends that you vote FOR the approval of the advisory resolution to approve our named executive officer compensation. Proxies will be voted FOR the approval of this resolution unless otherwise specified.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, describes our compensation objectives and programs for our NEOs. The CD&A also describes the specific decisions, and the process supporting those decisions, which were made with respect to 2019 for the NEOs.
For 2019, our NEOs were:
◦Scott L. Bok, CEO;
◦Kevin M. Costantino, President;
◦David A. Wyles, President; and
◦Harold J. Rodriguez, Jr., Chief Financial Officer and Chief Operating Officer.
In addition, on January 30, 2020 the Board appointed the firm’s General Counsel and Corporate Secretary, Gitanjali Pinto Faleiro, as an executive officer, effective immediately.

Executive Summary

Greenhill’s 2019 Business Performance. For the year ended December 31, 2019, Greenhill generated revenue of $301.0 million, or a decrease of 14% from 2018. This decline was consistent with other investment banks and in line with many of our peer boutique firms. Further, consistent with industry data reflecting a decline in global transaction activity and revenues versus the prior year, we experienced a decrease in the number and scale of M&A transaction completion fees, particularly in Europe, and we experienced a decline in capital advisory fees compared to the prior year’s record level. This offset the increased revenues we earned in North America, Australia, Brazil and certain other regions around the world. By type of advice, we benefited from significant improvement in restructuring advisory revenue relative to recent years, and by industry sector we had good results in consumer products, financial services and media, offset by weaker results in energy, healthcare and technology. We continue to remain focused on building a business with increasingly diversified revenue streams and greater aggregate revenue.
Executive Pay Program Updates and 2019 Say-on-Pay Vote. Our compensation philosophy is designed to allow us to be competitive in the market for recruiting and retaining top talent, while also ensuring that our NEOs’ pay reflects both individual and company performance and is aligned with increasing value to our stockholders. At our 2019 Annual Stockholders Meeting, approximately 92% of votes cast, for the second year, supported Greenhill’s executive compensation program, continuing the trend of strong stockholder support. We believe the positive results of our Say-on-Pay vote are consistent with our view that our executive compensation program is appropriate and is responsive to our stockholder’s views. Our Compensation Committee viewed our recent Say-on-Pay vote results as supportive of our executive pay program.
2019 CEO Compensation. In light of the firm’s performance in 2019, including a 14% decline in revenues, and recent market volatility, the Compensation Committee has determined not to make an additional grant of PRSUs to Mr. Bok. This, along with other changes in Mr. Bok’s compensation, results in an approximately 35% decrease in total direct compensation from 2018 for Mr. Bok (as considered by our Compensation Committee).

2019 Performance Highlights
◦Total annual revenues of $301.0 million in 2019, reflecting a 14% decrease from 2018 due to a decrease in the number and scale of both merger and acquisition transaction completion fees and transaction announcement fees, both on an industry basis, and for the Firm in Europe.

◦Full year compensation to revenue ratio of 59% was slightly higher than historic ranges prior to 2017, as a result of lower revenues.

◦Operating margin was 15%, which was lower than the prior year due to the effect of spreading lower compensation and benefits expenses and similar non-compensation expenses over moderately lower revenues.

◦Expanded our regional and sector advisory coverage of various industries by building a highly skilled and talented client-facing managing director team of 79 individuals; recruited 8 additional client-facing managing directors to expand our regional reach to Singapore and France, enhance our efforts in the shareholder advisory area, and extend our industry sector expertise in the building products, industrial and insurance areas.

◦Repurchased 3.8 million shares and share equivalents at an average price of $18.04 per share.

Compensation Track Record. For the year ended December 31, 2019 our compensation expense was $178.9 million, or $16.3 million lower than our compensation expense of $195.2 million in 2018. The decrease in our 2019 compensation expense related principally to lower incentive compensation in line with lower revenues, partially offset by higher fixed compensation expense (base salary compensation, benefits and amortization of long-term incentive compensation awards) due to increased employee headcount. Our ratio of compensation to revenues increased to 59% in 2019 as compared to 55% in 2018 primarily as a result of spreading lower compensation and benefits expenses over moderately lower revenues. Our compensation ratio in 2017 was higher than our historic range because our Compensation Committee sought to compensate our employees competitively in a year when our revenues were lower than our historic norm due to the generation of fewer large merger and acquisition fees. Our compensation ratio is determined by management in consultation with the Compensation Committee at each year end and is based on factors such as the relative level of revenues, anticipated compensation requirements to retain and reward our employees, the cost to recruit and exit employees, the charge for amortization of restricted stock and deferred cash compensation awards and related forfeitures, among others. Our consistent goal, over time, has been to provide our stockholders with prudent growth, robust profitability and strong return of capital, and we expect to accomplish these objectives in future years.

Our Compensation Philosophy
Our compensation program is designed to attract, retain and motivate our professionals, reward the achievement of business results through the delivery of competitive pay and align the aggregate compensation of our employees through incentive programs with both individual and company performance. We periodically review our program and engage with our stockholders in order to gauge whether our program should be updated for changes in governance and market practices, and accordingly, our program includes several features that further our aim of rewarding our executives for performance-based results.

What We Do

Grant PRSUs as part of CEO’s incentive compensation	Exercise discretion to be responsive to the cyclical nature of our business and advance our goal of operating as a meritocracy
Retain an independent compensation consultant to assist the Compensation Committee	Double-trigger vesting for equity awards under a change in control scenario
Review and consider stockholder feedback in structuring executive compensation	Design incentive compensation programs taking into account tax deductibility
Broad ability of Compensation Committee to clawback deferred retention compensation, which is the largest component of NEO compensation	Maintain stock ownership guidelines for all NEOs, which guidelines are currently exceeded
Apply multi-year vesting requirements to equity awards, generally 3-5 years	Pay for Performance
Award equity compensation to new senior hires and as part of annual incentive compensation for alignment of interests with stockholders	Annual Say-on-Pay vote

What We Don’t Do

No guaranteed bonus arrangements	No perks
No tax gross-ups	No severance agreements
No single trigger vesting on change in control	No pension benefits
No hedging or pledging permitted	No repricing of underwater stock options without stockholder approval

Our executive compensation program rests on the following key principles:

Principles of Compensation Policy
Alignment	Further align interests between all our senior professionals (including our NEOs) and our stockholders
Simplicity	Sponsor transparency by permitting our senior professionals and our stockholders to readily calculate the costs and benefits of the compensation we provide
Meritocracy (within the Firm)	Promote meritocracy through a robust and fair compensation methodology which encourages our senior professionals to work together even more effectively in order to better advise clients
Effectiveness	Attract, retain and incentivize talent in a highly competitive industry

Our Compensation Program Design

Components. Our NEOs’ compensation is comprised of the following components, each designed to further the principles and compensation objectives described above.

•Base salaries - represent a fixed amount of cash compensation payable to our NEOs at a level that is competitive to the market

•Incentive awards - represents cash bonuses and long-term equity-based awards to reward our NEOs for achievement over the year in respect of individual and Firm-wide goals, and, in the case of equity-based awards, to further align our NEOs’ interests with those of our stockholders

•Participation in broad-based benefit programs

Compensation Process. The Compensation Committee, which consists entirely of independent outside directors, has the overall responsibility for evaluating and approving our executive officer base salaries, annual and long-term incentive compensation. The Compensation Committee maintains a dialogue with our management and its independent consultant regarding compensation, industry practices and the contributions of individual executives, and we periodically solicit feedback from our stockholders, all of which are taken into account in determining compensation. The various factors taken into account by our Compensation Committee in the process are illustrated as follows:
For purposes of determining the annual incentive compensation of our NEOs, our Compensation Committee principally evaluates the Company’s annual financial results and stockholder return, but also considers other factors, including management responsibilities, leadership role, and where applicable, the development of client relationships and execution of client engagements. Scott Bok, our Chairman and CEO, after consulting with other key executives, makes recommendations to the Compensation Committee regarding both the form and amount of base salary and annual and long-term incentive compensation for each NEO and other senior professionals each year.
Incentive compensation awards are generally granted once at the beginning of each calendar year in respect of performance for the preceding year. On a limited basis, additional awards may be provided at other times of the year for recognition or to support retention. The purpose of incentive compensation awards is to reward our professionals for their contribution to our business in the preceding year and to encourage the long-term retention of our valued professionals.

In making its final determinations, our Compensation Committee initially evaluates the Firm’s financial results and strategic development, as measured by revenue growth, operating margin, and return of capital to stockholders, and implications of its decisions on total compensation expense as a percent of total revenue in any given year (i.e., the compensation ratio).
In approving NEO compensation decisions with respect to 2019, our Compensation Committee considered a variety of factors, including the following: (i) the Firm’s 2019 performance versus the prior year and versus its peers; (ii) the successful recruitment and promotion of senior professionals, and (iii) the progress to enhance long-term stockholder value through execution of the recapitalization plan and the debt refinancing. The Compensation Committee also took note, with respect to those NEOs who are actively involved in advising clients and generating revenue (among the NEO’s, our Chairman/CEO and our Presidents), of their individual contributions to building client relationships, winning assignments, executing transactions and generating revenue for the Firm. With respect to our Chairman/CEO, in particular, the Compensation Committee determined his 2019 compensation on the merits of his performance both as an executive in relation to the Firm’s overall results and as an investment banker. For more detail on the Compensation Committee’s considerations for our NEO’s 2019 compensation, see below under “2019 Total Direct Compensation”.
Independent Consultant. During 2019, pursuant to its authority to retain independent advisors under its charter, the Compensation Committee again retained Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant. CAP assisted the Compensation Committee by preparing analyses and making recommendations to inform the Compensation Committee’s decisions, in particular those related to Chairman/CEO compensation. The Compensation Committee assessed the independence of CAP pursuant to SEC and NYSE rules, and concluded that no conflict of interest exists that would prevent CAP from providing independent advice to the Compensation Committee. CAP met with the Compensation Committee, and with the Compensation Committee Chair, outside the presence of management and will perform no other services for the Firm without the consent of the Compensation Committee Chair.

2019 Total Direct Compensation
With respect to evaluating our NEO’s compensation for 2019, the Compensation Committee generally took into account the Company’s continued progress towards key goals, as discussed above under “2019 Performance Highlights”. In addition, the Compensation Committee considered the following:
Mr. Bok. In determining Mr. Bok’s compensation for 2019, the Compensation Committee considered, among other things, the Firm’s financial performance in 2019, the success of the Firm’s refinancing, the recruiting results achieved during the year, his management responsibilities and his significant role and success in developing, maintaining and advising key client relationships. In particular the Committee noted that Mr. Bok had sourced and personally led client assignments that earned the firm two of the largest fees in the year. Mr. Bok’s incentive compensation has historically been in the form of RSUs and/or PRSUs, with no cash bonuses paid since 2010. With respect to Mr. Bok’s 2019 compensation, the Compensation Committee approved $50,000 of base compensation and incentive compensation of $2,700,000 consisting of a RSU award which will vest on January 1, 2025. The Compensation Committee also planned, based on advice from its independent consultant, to provide Mr. Bok with a PRSU award. However, in light of a sharp decline in the firm’s stock price along with stock markets generally as a result of the outbreak of corona virus post year-end, Mr. Bok requested that his PRSU be eliminated and that his RSU awards be reduced from the initial proposal. This, along with other changes in Mr. Bok’s compensation, results in a decrease in compensation for Mr. Bok by approximately 35% from 2018 (as considered by our Compensation Committee and noted in the table below). The material decrease in Mr. Bok’s total direct compensation in a year with reduced revenue and profitability continues to align his compensation with the interests of our stockholders. Total deferred equity compensation awards constituted 100% and 90% of Mr. Bok’s total incentive compensation and total compensation, respectively, for 2019.
Mr. Bok has consistently demonstrated his commitment to the firm and alignment with our stockholders. For example, in conjunction with the recapitalization in 2017, Mr. Bok made a personal investment of $10.0 million in our common stock. Further, Mr. Bok requested, and the Compensation Committee determined, to reduce his base salary for the five-year period beginning January 1, 2018 by more than 90%, or $2,750,000 in aggregate. Accordingly, Mr. Bok’s annual base salary was reduced from $600,000 to $50,000. In recognition of this reduction in base salary, the Compensation Committee determined to provide Mr. Bok a grant of PRSUs in 2017 that were linked to the successful repayment of the borrowing used to fund the recapitalization. The PRSU grant was valued at $2,750,000 at the grant date. These PRSUs were granted on September 25, 2017 and will vest after five years. The Compensation Committee determined that the April 2019 refinancing of the Company’s borrowings satisfied the performance criteria of the award, and the units will vest subject to Mr. Bok remaining employed through the five-year service period. As noted further below, in 2018, our Compensation Committee elected to include PRSUs as part of our Chairman/CEO’s annual incentive compensation for the 2019 performance year with three-year prospective goals. The grant of PRSUs in 2019 continue to remain linked to the Company’s performance and the PRSU award encompasses performance goals that would both advance our business objectives and be responsive to stockholder feedback. The 2018 PRSU award pays out, if at all, based on 2019 to 2021 revenues, operating margin and total shareholder return goals, each equally weighted. Any compensation ultimately earned for the award will be based on performance during the three-year period ended December 31, 2021, and will vest immediately following the three-year period.
The following table shows the base salary and incentive compensation awarded to our Chairman/CEO for the 2019, 2018, and 2017 fiscal years, considering annual performance outcomes and other relevant factors, in the manner it was considered by the Compensation Committee. This table shows incentive compensation in the year to which it relates and, accordingly, among other things, differs from (and does not replace) the information contained in the Summary Compensation Table.

Chairman/CEO Compensation as Considered by our Compensation Committee
Year	Salary	PRSUs In Lieu of Salary (1)	Deferred RSUs	Deferred PRSUs	Total Annual Pay (2)
2019	$50,000	$550,000	$2,700,000	$0	$3,300,000
2018	$50,000	$550,000	$2,950,000	$1,500,000	$5,050,000
2017	$600,000	n/a	$0	n/a	$601,000 (3)
(1) Represents an amount of salary that was foregone and will not be paid to Mr. Bok, and that relates to a PRSU grant in 2017, as described above.
(2) For 2017, includes the payment by the Company of $1,000 in a matching contribution on Mr. Bok’s personal contributions to the Company’s 401(k) Profit Sharing Plan.
(3) Does not include the value of the 2017 PRSU grant to Mr. Bok in lieu of the foregone salary, as described above.
Our Other NEOs. With respect to the compensation of our other NEOs, Mr. Bok’s recommendations to the Compensation Committee focused on the relative importance of the roles played by such officers and their overall contributions to the Firm, including, where relevant, their roles in developing client relationships, executing client engagements and generating revenue and, in all cases, the complexity and difficulty of the leadership and administrative roles played by such officer, as well as the importance of retaining such officer.
Mr. Costantino. In recommending annual incentive compensation for Mr. Costantino, Mr. Bok considered Mr. Costantino’s role as a senior banker developing key client relationships, executing client engagements and generating revenue, while also playing a senior management and leadership role within the Firm. As President, Mr. Costantino plays a central role in managing key client relationships, monitoring business activity across the Firm, managing Firm personnel, recruiting new talent to the Firm and pursuing new strategic opportunities for the Firm. The Compensation Committee approved $600,000 of base compensation and the following incentive compensation for Mr. Costantino for his performance in 2019: a deferred compensation award valued at $3,150,000 consisting of RSUs that will vest over four years. Total deferred equity compensation awards constituted 100% and 84% of Mr. Costantino’s total incentive compensation and total compensation, respectively, for 2019 to align a substantial portion of his compensation with the interests of our stockholders.
Mr. Wyles. In recommending annual incentive compensation for Mr. Wyles, Mr. Bok considered Mr. Wyles’ role as a senior banker developing key client relationships, executing client engagements and generating revenue, while also playing a senior management and leadership role within the Firm. As President, Mr. Wyles plays a central role in managing key client relationships, monitoring business activity across the Firm, managing Firm personnel, recruiting new talent to the Firm and pursuing new strategic opportunities for the Firm. The Compensation Committee approved $504,494 of base compensation and the following incentive compensation for Mr. Wyles for his performance in 2019: deferred compensation awards valued at $483,711, consisting of RSUs that will vest over four years. Total deferred equity compensation awards constituted 100% and 47% of Mr. Wyles’ total incentive compensation and total compensation, respectively, for 2019 to align a substantial portion of his compensation with the interests of our stockholders.
Mr. Rodriguez. In recommending annual incentive compensation for Mr. Rodriguez, Mr. Bok considered the various roles that Mr. Rodriguez performs for the Firm, including as Chief Operating Officer and Chief Financial Officer. Among other things, he considered Mr. Rodriguez’s responsibility for corporate finance and accounting at the Firm, managing the Firm’s expenses apart from compensation, ongoing management and oversight of the operating risks of the business, and establishing and implementing uniform internal policies within the Firm. The Compensation Committee approved $600,000 of base compensation and the following incentive compensation for Mr. Rodriguez for his performance in 2019: a deferred compensation award valued at $1,400,000, consisting of RSUs that will vest on January 1, 2025. Total deferred equity compensation awards constituted 100% and 70% of Mr. Rodriguez’s total incentive compensation and total compensation, respectively, for 2019 to align a substantial portion of his compensation with the interests of our stockholders.

CEO PRSU Awards
In 2018, our Compensation Committee, in consultation with CAP, elected to include PRSUs as part of our Chairman/CEO’s annual incentive compensation for the 2019 performance year with three-year prospective goals. The PRSU award encompasses performance goals that would both advance our business objectives and be responsive to stockholder feedback. The 2018 PRSU award pays out, if at all, based on 2019 to 2021 revenues, operating margin and TSR goals, each equally weighted. Any compensation ultimately earned for the award will be based on performance during the three-year period ended December 31, 2021, and will vest immediately following the three-year period.
In February 2019, the Company awarded 59,500 units to the Chairman/CEO in connection with the 2018 PRSU award. If the achievement of a performance metric is below the threshold goal, the payout factor for such performance metric will be 0%. The maximum payout under each award is 250% of the target number of stock units, or 148,750 units, plus the cumulative dividends paid on the underlying shares during the performance period. It is our intent to disclose specific goals for this award following the completion of the relevant performance period.

Peer Groups - Relative Performance and Pay Levels/Practices
Competition for Talent. We operate in a highly competitive industry, where individual investment bankers can have a significant impact on both near- and long-term revenue and on their employer’s reputation. Our competitors for talent, as well as for clients, fall largely into four categories: large global banks, large regional banks, publicly listed independent investment banking firms and closely held boutique firms.
Relative Performance. When reviewing relative performance with the Compensation Committee, we generally reference other public, independent investment banks: Evercore Partners, Houlihan Lokey, Lazard, Moelis & Co., and PJT Partners.
Relative Pay Levels/Practices. The Compensation Committee, working with management, developed a group of peer companies which it believes provides a meaningful gauge of current pay practices and levels, as well as overall compensation trends: Cowen Group, Evercore Partners, Houlihan Lokey, Lazard, Moelis & Co., PJT Partners and Stifel Financial Corp. For purposes of 2019 compensation, the Compensation Committee reviewed an analysis prepared by CAP regarding CEO compensation levels for 2018 (the most recent year for which comprehensive data for our peers was available), and expectations for 2019 year-end compensation decisions, for comparable positions at these firms. We considered the level of compensation paid by the firms in the peer group in connection with our 2019 compensation decisions; however, the Compensation Committee did not target compensation at a particular level relative to the peer group. Rather, this information was one of several data points considered. To the extent investors use a peer group for the Firm to benchmark pay levels or pay practices, we believe this is a reasonable group of companies, considering size and business model.

2019 Equity Incentive Plan
In 2019, the Board approved and adopted Greenhill’s 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”); the 2019 Equity Incentive Plan was also approved by our stockholders at the 2019 annual meeting. We believed, and continue to believe that, granting equity-based awards is a core component of our executive compensation program and helps us to remain competitive with our peers. The 2019 Equity Incentive Plan, and our broader executive compensation programs, incorporate many best practices, including double-trigger vesting of awards upon a change of control, equity awards subject to clawback, equity ownership guidelines for all NEOs including a 10x salary minimum for our CEO and focus on performance-based pay and incentive, equity-based compensation for our executives and managing directors to align interests of our participants with those of our stockholders. Ultimately our goal is for equity awards to represent a significant portion of our employees’ incentive compensation, linking our employees’ incentive compensation to performance of the Company (as well as individual performance) and, as shareholders, motivate them to conduct our business in a manner that produces superior returns over the long term. We grant equity awards in the form of RSUs and PRSUs that expose the award recipient to both the downside and the upside of our stock performance, further aligning our employees with our stockholders. Our compensation program is carefully crafted to enrich our recruitment, retention and stability.

Other Compensation Program and Governance Features
No Guarantees. We historically have had a “no guarantees” policy (with exceptions typically only for the initial period of employment of newly recruited NEOs and other senior professionals) and no contractual entitlement to severance. To provide further flexibility with respect to employment and compensation matters, we historically have maintained a termination practice with no contractual rights to continued employment (other than for a brief notice period) and no contractual right to severance upon termination.

Clawbacks. The Compensation Committee, in cases where it reasonably determines to be appropriate (not only in cases of narrowly defined actions by the NEO or employee that would constitute “cause” for termination), has discretion to cancel all unvested deferred compensation awards upon termination of a NEO or employee. Because a significant portion of compensation to NEOs and other senior professionals is in the form of deferred compensation awards, which generally vest over four to five years, the Compensation Committee effectively has the ability to terminate unvested deferred compensation awards and thereby clawback a significant portion of all unvested compensation awarded to an individual in the prior four to five years.
Executive Stock Ownership Guidelines. To support the alignment of interests between our NEOs and our stockholders, we maintain stock ownership guidelines for our NEOs. The guidelines require that executives attain a specified level of ownership of the Firm’s securities equal in value to a specified multiple of base salary within the later of five years of the executive’s appointment to his or her role or the applicability of these guidelines:
◦CEO - 10x base salary (based on the historic CEO salary of $600,000, i.e., prior to the salary reduction described above)

◦Other NEOs - 3x base salary
“Securities,” for purposes of the stock ownership guidelines, includes shares of common stock or other securities of the Firm, RSUs, PRSUs, stock options or other stock-linked equity awards, held directly or indirectly, whether vested or unvested.
The Compensation Committee reviews the ownership level for covered executives each year, using a twelve month average stock price. As of the measurement of ownership for 2019, all NEOs were in compliance with the guidelines. By way of illustration, our CEO Mr. Bok is required under the guidelines to attain a level of ownership representing 10x his base salary, but in fact has far surpassed such minimum threshold and beneficially owns 10.4% of the outstanding securities of the Company before inclusion of his RSU and PRSU awards.
Anti-Hedging and Anti-Pledging Policies. Our executive officers and directors are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our securities owned by them through short sales, option transactions or other derivative instruments, and may not purchase any of our securities on margin, borrow against any account in which our securities are held or otherwise pledge any company securities as collateral.
Tax Deductibility of Compensation. Historically, Section 162(m) of the Internal Revenue Code limited deductions for non-performance-based annual compensation in excess of $1.0 million paid to certain executive officers. Our policy was designed generally to maximize the tax deductibility of compensation payments to our executive officers pursuant to available exemptions under that provision, although we retained discretion to authorize payments to executive officers that may not be fully deductible if we believed that such payments are in our stockholders’ interests. The Tax Cuts and Jobs Act of 2017 (the “TCJA”) and recent guidance issued by the Internal Revenue Service (“IRS”) in 2019 eliminated the exemption for performance-based compensation from Section 162(m) for fiscal years beginning after December 31, 2017. Compensation paid to our covered officers in excess of $1 million therefore will not be deductible. The Compensation Committee will continue to monitor the application and impact, if any, of the TCJA and any relevant IRS guidance on the Company’s compensation programs.
Accounting Implications. We account for stock-based compensation in accordance with the requirements of FASB ASC Topic 718. In designing our compensation and benefit programs, we review and consider the accounting implications of our decisions, including the accounting treatment of amounts awarded or paid to our executives.
Risk Related to Compensation Policies. Our Firm-wide year-end discretionary compensation program is designed to reflect the performance of the Firm and the performance of the individual employee, and we believe its design discourages excessive risk taking. For example, paying a significant portion of our year-end compensation in the form of deferred compensation awards, including, with respect to our CEO, PRSUs in certain years, all with multi-year vesting periods, encourages each of our senior professionals to be sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of our common stock. The Compensation Committee’s ability to clawback awards in certain situations, as discussed above, also aids in this regard. In addition, our NEOs are prohibited from hedging or pledging their stock and are subject to stock ownership requirements. We believe these criteria will provide our employees additional incentives to prudently manage the range of risks inherent in our business. Based on this, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Firm.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Greenhill has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our annual report on Form 10-K and in this proxy statement.
Compensation Committee of the Board of Directors of Greenhill & Co., Inc.
Steven F. Goldstone, Chairman
Stephen L. Key (until April 23, 2020)
John D. Liu

EXECUTIVE COMPENSATION TABLES
2019 Summary Compensation Table (1)

Name	Year	Salary		Bonus		Stock Awards (2)		Non-Equity Incentive Plan Compensation	All Other Compen-sation		Total
Scott L. Bok	2019	$50,000	(3)	$—		$4,589,813	(4)	$—	$250,614	(8)	$4,890,427
Chief Executive Officer	2018	50,000	(3)	$—		—		—	66,277	(8)	116,277
	2017	600,000		—		6,149,000	(3)	—	533,917	(8)	7,282,917

Kevin M. Costantino	2019	600,000		—		1,710,000		—	8,942	(9)	2,318,942
President	2018	600,000		1,490,000	(5)	399,000		—	12,376	(9)	2,501,376
	2017	600,000		—		1,100,000		—	113,386	(9)	1,813,386

David A. Wyles *	2019	504,494		—		2,060,000		—	32,497	(10)	2,596,991
President	2018	527,444		3,194,060	(6)	1,973,072		—	47,158	(10)	5,741,734
	2017	509,076		—		2,500,000		—	295,732	(10)	3,304,808

Harold J. Rodriguez, Jr.	2019	600,000		—		1,250,000		—	14,261	(11)	1,864,261
Chief Financial Officer	2018	600,000		400,000	(7)	399,000		—	20,614	(11)	1,419,614
	2017	600,000		—		1,675,000		—	185,370	(11)	2,460,370

* Mr. Wyles performed services in the UK and, accordingly, the Company paid compensation to Mr. Wyles in pound sterling (GBP). With respect to his base salary, GBP was converted into dollars using a monthly exchange rate as published in Bloomberg. With respect to his bonus and amounts related to all other compensation, such amounts were determined as of the date of the applicable payment for interim payments and at the year-end rate for amounts earned as part of year-end awards and converted from GBP into dollars using the rates published in Bloomberg for such date.

(1) Our NEOs for 2019 were Messrs. Bok, Costantino, Wyles and Rodriguez.
(2) These amounts reflect the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 of awards made pursuant to our Equity Incentive Plan in the referenced fiscal year. See Note 2 (Summary of Significant Accounting Policies) and Note 13 (Deferred Compensation—RSUs) to our financial statements for the year ended December 31, 2019 included in our most recent Form 10-K filed with the SEC. In addition, on March 12, 2020, our NEOs were granted additional awards of RSUs under our Equity Incentive Plan in respect of 2019 performance as follows: Mr. Bok, 328,867 RSUs; Mr. Costantino, 383,678 RSUs; Mr. Wyles, 58,917 RSUs; and Mr. Rodriguez, 170,524 RSUs. Mr. Bok’s and Mr. Rodriguez’s awards will vest in full on January 1, 2025. Mr. Costantino’s and Mr. Wyles’ awards will vest in equal installments over four years as follows: 25% will vest on January 1, 2021, 25% will vest on January 1, 2022, 25% will vest on January 1, 2023 and 25% will vest on January 1, 2024.
(3)  On September 25, 2017, our Compensation Committee approved a reduction in Mr. Bok’s base salary from $600,000 to $50,000, effective as of January 1, 2018 through December 31, 2022. In exchange for forgoing more than 90% of his base salary over such five-year period (i.e. a $550,000 reduction per year for five years), the Compensation Committee approved, on the same date, the grant of a $2,750,000 award of PRSUs to Mr. Bok.
(4)  This amount reflects $2,950,000 of RSUs and $1,639,812 of PRSUs (based on target performance) granted on February 5, 2019 that are tied to the Company’s performance for the three-year period ending December 31, 2021. See “Executive Compensation—CEO PRSU Awards”.
(5) This amount reflects the cash bonus awarded to Mr. Costantino in 2019 in respect of 2018 performance.
(6) This amount reflects the cash bonuses of $1,000,000 awarded to Mr. Wyles in 2018 and $2,194,060 awarded to Mr. Wyles in 2019, respectively, in respect of 2018 performance.
(7) This amount reflects the cash bonus awarded to Mr. Rodriguez in 2019 in respect of 2018 performance.
(8) Consists of $250,614, $66,277 and $532,917 in dividend equivalent payments made in respect of unvested RSUs (“Dividend Equivalent Payments”) in each of 2019, 2018 and 2017, respectively, and $1,000 in a matching contribution by the Company on Mr. Bok’s personal contributions to the Company’s 401(k) Profit Sharing Plan in 2017.
(9) Consists of $8,942, $12,376 and $112,386 in Dividend Equivalent Payments in each of 2019, 2018 and 2017, respectively, and $1,000 in a matching contribution by the Company on Mr. Costantino’s personal contributions to the Company’s 401(k) Profit Sharing Plan in 2017.

(10) Consists of $20,702, $28,662 and $277,880 in Dividend Equivalent Payments in each of 2019, 2018 and 2017, respectively, and $11,795, $18,496 and $17,852 in employer contributions to Mr. Wyles’ UK Pension Plan in each of 2019, 2018 and 2017, respectively.
(11) Consists of $14,261, $20,614 and $184,370 in Dividend Equivalent Payments in each of 2019, 2018 and 2017, respectively, and $1,000 in a matching contribution by the Company on Mr. Rodriguez’s personal contributions to the Company’s 401(k) Profit Sharing Plan in 2017.

2019 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) (1)	Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Number of Shares of Stock or Units (3)		Grant Date Fair Value of Stock Awards (4)
			Threshold	Target	Maximum
Scott L. Bok	2/5/2019	See Note 1	—	—	—	117,017	(A)	$2,950,000
Scott L. Bok	2/5/2019	See Note 1	29,750	59,500	148,750	—		1,639,812
Kevin M. Costantino	2/5/2019	See Note 1	—	—	—	67,830	(B)	1,710,000
David A. Wyles	2/5/2019	See Note 1	—	—	—	81,714	(B)	2,060,000
Harold J. Rodriguez, Jr.	2/5/2019	See Note 1	—	—	—	49,583	(C)	1,250,000

(1) As described in the “Compensation Discussion and Analysis” above, the NEOs are eligible for an annual incentive compensation award in the form of a cash payment. The actual amounts paid to our NEOs are determined by our Compensation Committee once the available annual incentive compensation award pool is known and are subject to a percentage cap on each NEO’s potential annual incentive compensation award which is established by the Compensation Committee at the beginning of each performance period.

(2) These columns show the threshold, target and maximum number of RSUs possible under the PRSU grant. The actual payout will be based on three performance metrics (revenues, operating margin and total shareholder return) during the performance period of the three-year period ending December 31, 2021. See “Compensation Discussion and Analysis” above for more information regarding the PRSUs.

(3) Those awards marked:

        (A) were RSUs granted on February 5, 2019 and will vest in full on January 1, 2024.

(B) were RSUs granted on February 5, 2019 and will vest over four years as follows: 25% vested on January 1, 2020, 25% will vest on January 1, 2021, 25% will vest on January 1, 2022 and 25% will vest on January 1, 2023.

(C) were RSUs granted on February 5, 2019 and will vest as follows: 50% will vest on January 1, 2024 and 50% will vest on January 1, 2025.

        The units comprising the RSU awards are subject to payment within 75 days following each such vesting date. Each RSU represents a right to receive one share of common stock or an amount equal to the market value of the common stock underlying the vested award on the applicable vesting date. Payment may be made in cash, shares of common stock or a combination thereof.

        See footnote 2 of the 2019 Summary Compensation Table above for information on the RSUs granted in 2020 as part of our long-term incentive compensation program in respect of 2019 performance to the NEOs.

(4) These amounts reflect the grant date fair value as determined in accordance with FASB ASC Topic 718. Except for the PRSUs based on total shareholder return, the grant date value is based on a price per share of $25.21. For the portion of the PRSUs based on total shareholder return, the grant date value is based on a price per share of $32.26 as determined using a Monte Carlo simulation.

Outstanding Equity Awards at Fiscal Year-End 2019

Name	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested (2)
Scott L. Bok	29,750	(A)	$508,130
	74,306	(B)	1,269,146
	119,054	(C)	2,033,442
	190,972	(D)	3,261,802
	117,017	(E)	1,998,650
	531,099		9,071,171
Kevin M. Costantino	3,479	(F)	59,421
	14,762	(G)	252,135
	13,857	(H)	236,678
	12,610	(I)	215,379
	34,722	(D)	593,052
	23,750	(J)	405,650
	67,830	(K)	1,158,536
	171,010		2,920,851
David A. Wyles	13,324	(F)	227,574
	11,921	(B)	203,611
	35,157	(G)	600,482
	31,524	(I)	538,430
	69,444	(D)	1,186,104
	46,337	(L)	791,436
	24,316	(M)	415,317
	81,714	(K)	1,395,675
	313,737		5,358,628
Harold J. Rodriguez, Jr.	29,425	(B)	502,579
	13,839	(G)	236,370
	13,857	(H)	236,678
	14,186	(I)	242,297
	69,444	(D)	1,186,104
	23,750	(J)	405,650
	49,583	(N)	846,878
	214,084		3,656,555
(1) The units referred to in this column are restricted units (including PRSUs) granted pursuant to our Equity Incentive Plan. No other types of equity awards are outstanding. Amounts are shown as of December 31, 2019. Those awards marked:
        (A) represent the threshold number of PRSUs that could be granted to Mr. Bok should certain performance targets be met for the three-year period ending December 31, 2021. The award will be settled in 2022 after the three-year performance period ends on December 31, 2021. See "Compensation Discussion and Analysis" above for more information regarding the PRSUs.
        (B) are RSUs subject to five-year cliff vesting and vested in full on January 1, 2020.
        (C) are RSUs subject to three-year cliff vesting and vested in full on January 1, 2020.
        (D) represent PRSUs granted in 2017 and will be eligible for vesting on September 30, 2022 subject to the holder’s continued employment through such date. The Compensation Committee determined that the recapitalization borrowings were repaid in full in conjunction with the April 2019 refinancing, and thus the performance condition was met. For our CEO, Mr. Bok, the value of this award granted was entirely offset by a reduction in annual salary of $550,000 per year for the five-year period beginning

January 1, 2018 and ending December 31, 2022. See "Compensation Discussion and Analysis" above for more information regarding these PRSUs.
(E) are RSUs subject to five-year cliff vesting and will vest in full on January 1, 2024.
        (F) are RSUs subject to five-year pro rata vesting and were vested as to 80% of the original award as of December 31, 2019. The remainder vested in full on January 1, 2020.
        (G) are RSUs subject to five-year pro rata vesting and were vested as to 60% of the original award as of December 31, 2019 with the remainder vesting ratably on January 1 of each of 2020 and 2021.
        (H) are RSUs subject to five-year cliff vesting and will vest in full on January 1, 2021.
        (I) are RSUs subject to four-year vesting and were vested as to 40% of the original award as of December 31, 2019 with the remainder vesting as follows: 30% vested on January 1, 2020 and 30% will vest on January 1, 2021.
        (J) are RSUs subject to cliff vesting in full on September 30, 2022.
(K) are RSUs subject to four-year pro rata vesting as follows: 25% vested on January 1, 2020 with the remainder vesting ratably January 1 of each 2021, 2022 and 2023.
        (L) are RSUs subject to four-year vesting and were vested as to 20% of the original award as of December 31, 2019 with the remainder vesting as follows: 20% vested on January 1, 2020, 30% will vest on January 1, 2021 and 30% will vest on January 1, 2022.
        (M) are RSUs subject to four-year vesting and were vested as to 20% of the original award as of December 31, 2019 with the remainder vesting as follows: 20% will vest on June 30, 2020, 30% will vest on June 30, 2021 and 30% will vest on June 30, 2022.
(N) are RSUs subject to six-year vesting and will vest as follows: 50% on January 1, 2024 and 50% on January 1, 2025.
        The units comprising the RSU awards are subject to payment within 75 days following each such vesting date. Each RSU represents a right to receive one share of common stock or an amount equal to the market value of the common stock underlying the vested award on the applicable vesting date. Payment may be made in cash, shares of common stock or a combination thereof.
(2) The market value has been calculated by multiplying the number of shares underlying the award by the closing price of our common stock on December 31, 2019, $17.08. For the purposes of this calculation, we have assumed that all conditions to the vesting of these awards will be fulfilled.
Stock Vested as of Fiscal Year End 2019

Name	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (1)
Scott L. Bok	200,362	$5,109,231
Kevin M. Costantino	17,172	437,886
David A. Wyles	69,045	1,693,110
Harold J. Rodriguez, Jr.	31,761	809,906

(1) Value realized upon vesting calculated by multiplying the number of shares acquired upon vesting at the closing market price of the shares on each vesting date.

Potential Payments upon Termination or a Change of Control
None of our NEOs or other employees have any severance agreements or arrangements (including pursuant to the employment agreements described below). However, our Equity Incentive Plans provides that upon the (i) death, (ii) disability, (iii) retirement or (iv) termination of employment without cause (as determined by our Compensation Committee) within two years following a change of control or six months prior to a change of control if the Compensation Committee reasonably believes such termination was at the behest of an acquiring entity, any RSU previously granted will immediately become fully vested (which we refer to as the acceleration provision). The acceleration provision applies to the RSUs held by all of our employees. Had the acceleration provision been triggered on December 31, 2019, the value of shares of our common stock to be delivered on that date to our NEOs would have been as follows (calculated using the closing price of our common stock on December 31, 2019 of $17.08): Mr. Bok, $11,103,691; Mr. Costantino, $2,920,851; Mr. Wyles, $5,358,628; and Mr. Rodriguez, $3,656,555.

Employment Agreements
The employment agreements of Messrs. Bok and Rodriguez provide that they will be paid an annual base salary of $600,000, subject to annual review by the Company, and that they may be awarded a bonus in an amount to be determined in the sole discretion of the Compensation Committee. As discussed below, Mr. Bok has separately agreed to receive a lower base salary through December 31, 2022. These employment agreements are terminable by either party on 90 days’ prior written notice, with no contractual rights to severance. Mr. Costantino and Mr. Wyles are not party to an employment agreement with us. All of our NEOs are subject to limitations on their ability to compete with us during the term of their employment and for a three month period thereafter; they are also prohibited from soliciting certain of our employees and customers for a period of six months following the termination of their employment.
On September 25, 2017, our Compensation Committee approved a reduction in Mr. Bok’s base salary from $600,000 to $50,000, effective as of January 1, 2018 and through December 31, 2022. In exchange for forgoing more than 90% of his base salary over such five-year period (i.e., a $550,000 reduction per year for five years, equaling a total reduction in salary of $2,750,000 over such period), the Compensation Committee approved, on the same date, the grant of a $2,750,000 award of PRSUs to Mr. Bok. Please see “Compensation Discussion and Analysis” above for additional details on this CEO PRSU award.

Pay Ratio Disclosure
The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. In 2019, the Company did not experience a change in its employee population or compensatory arrangements in a way that would significantly affect our determination of our median employee as determined for 2018. Accordingly, the information presented below represents our median employee for 2018. In addition, we have provided ratio information with respect to our CEO’s compensation as determined in the manner required by the applicable SEC rules, as well as the ratio as determined based on the manner that our Compensation Committee considers it, which we view as a more meaningful reference point for our stockholders. Although we do not anticipate recalculating our median employee annually in future years, unless required to do so, we will make this determination annually, taking into account any compensation practice or changes that we believe may warrant contextualizing or providing such information.
For 2018, the median annual total compensation of all employees, excluding our CEO, was $190,000. As disclosed in the 2018 Summary Compensation Table, the 2018 annual total compensation of our CEO was $116,277. Based on the foregoing, our estimate of the ratio of the CEO’s annual total compensation to the median annual compensation of all employees was 0.61 to 1. If the 2018 annual compensation of our CEO was calculated in the manner that our Compensation Committee considers it, the total annual compensation of our CEO for 2018 was $5,050,000 and the ratio of the CEO’s annual total compensation to the median annual compensation of all employees would have been 27 to 1.
This reflects an analysis of our global workforce of 365 employees as of December 31, 2018. We used total compensation awarded for the year ended December 31, 2018 to determine the median employee.
Our determination of total compensation awarded for our global employees was based on cash compensation rates of employees paid in foreign currencies, which were converted into U.S. dollars using the average annual foreign exchange conversion rate for salary paid during the year and the rate in effect on December 31, 2018 for incentive awards related to year-end compensation.

Once the median employee was identified, actual total compensation was determined in accordance with Item 402(c) of Regulation S-K. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
The information disclosed in this section was developed and, except as noted, is provided solely to comply with specific legal requirements. We do not use this information in managing our Company.

ITEM 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
The Audit Committee of our Board of Directors has appointed Ernst & Young LLP to continue to serve as our independent auditor for the year ending December 31, 2020. Although our Board of Directors is not required to, it is submitting the appointment of Ernst & Young LLP for ratification in order to ascertain the views of our stockholders on this decision. Although the vote is non-binding, if the appointment is not ratified, or even with ratification, our Audit Committee may reconsider its appointment.
Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.
The Board of Directors unanimously recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the independent auditor of Greenhill and our subsidiaries for the year ending December 31, 2020. Proxies will be voted FOR ratifying this appointment unless otherwise specified.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report
The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing the integrity of the financial statements of Greenhill, compliance by Greenhill with legal and regulatory requirements, and the independence and performance of Greenhill’s internal and external auditors.
The consolidated financial statements of Greenhill & Co., Inc. for the year ended December 31, 2019, were audited by Ernst & Young LLP, independent auditor for Greenhill.
As part of its activities, the Committee has:
1. Reviewed and discussed with management and the independent auditors the audited financial statements of Greenhill;
2. Discussed with the independent auditors the matters required to be communicated under Statement on Auditing Standards No. 1301, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;
3. Received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence; and
4. Discussed with the independent auditors, the independent auditors’ independence.
Management is responsible for Greenhill’s system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB (United States) standards and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to Greenhill’s Board of Directors the inclusion of the audited consolidated financial statements in Greenhill’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Audit Committee of the Board of Directors of Greenhill
Stephen L. Key, Chairman (until April 23, 2020)
Meryl D. Hartzband
John D. Liu
Karen P. Robards

Auditor Fees
Ernst & Young LLP served as our principal auditor for 2019. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for fiscal years 2018 and 2019 as well as fees for the review of our interim consolidated financial statements for each quarter in fiscal years 2018 and 2019 and for all other services performed for fiscal years 2018 and 2019 by Ernst & Young LLP.

	2018	2019
Audit Fees	$1,546,100	$1,420,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	5,010	1,760

“Audit fees” includes statutory audits of our operating subsidiaries in multiple international jurisdictions. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and internal control over financial reporting. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the other categories.

Auditor Services Pre-Approval Policy
The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditors. In accordance with this policy, the Committee’s practice is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent auditor during the fiscal year. The Audit Committee approved all of the fees listed in the table above. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegate authority to grant such pre-approvals during the year to the Chair of the Audit Committee, so long as the Chair informs the Audit Committee at its next scheduled meeting.

ITEM 4—STOCKHOLDER PROPOSAL—SHAREHOLDER PROXY ACCESS

The Company expects the following stockholder proposal to be presented for consideration at the annual meeting by John Chevedden, on behalf of Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY, 11021, who beneficially owned not less than 500 shares of the Company’s common stock as of November 11, 2019. The proposal, along with the supporting statement (the “Stockholder Proposal”), is included below. The Company disclaims any responsibility for the content of this Stockholder Proposal, the text of which, in accordance with rules of the SEC, is printed verbatim from its submission, with only minor formatting changes.
STOCKHOLDER PROPOSAL
Proposal [4] - Shareholder Proxy Access
Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access with the following provisions:
Nominating shareholders and groups must have owned at least 3% of the outstanding shares of common stock of the Company continuously for a period of at least 3-years. Such shareholders shall be entitled to nominate a total of up to 25% of the number of authorized directors.
Proxy access for shareholders enables shareholders to put competing director candidates on the company ballot to see if they can get more votes than some of management’s director candidates. A competitive election is good for everyone. This proposal can help ensure that our management will nominate directors with outstanding qualifications in order to avoid giving shareholders a reason to exercise their right to use proxy access.
Under this proposal it is likely that the number of shareholders who participate in the aggregation process would still be a modest number due to the administrative burden on shareholders to qualify as one of the aggregation participants. Plus it is easy for management to reject potential aggregating shareholders because the administrative burden on shareholders leads to a number of potential technical errors by shareholders that management can then nitpick and thus reject.
Proxy access has been adopted by 580 major companies, including 71% of the S&P 500, since 2015. This proposal deserves added attention since Greenhill stock has taken a deep dive from $90 in 2009. It is also alarming that the 2019 Equity Incentive Plan for Greenhill executives was rejected by 37% of shares.
On the positive side there was 79% support at our 2019 annual meeting for the elimination of plurality voting (directors previously needed only one vote each to be elected) and now 25% of shares can call a special shareholder meeting.
Please vote yes:
Shareholder Proxy Access - Proposal [4]
************* End of Stockholder Proposal *************

BOARD STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL
The Board of Directors recommends a vote AGAINST the Stockholder Proposal.
On March 4, 2020, the Board approved an amendment to the Company’s Bylaws to implement a proxy access provision. Accordingly, the Board believes that the Stockholder Proposal is unnecessary. Section 2.14 of the Company’s Bylaws, as amended, permits a stockholder, or a group of up to twenty stockholders, owning at least three percent of the Company’s outstanding shares of common stock continuously for at least three years to nominate and include in the Company’s annual meeting proxy materials director nominees constituting the greater of two or 20% of the total number of directors of the Company, provided that the stockholders(s) and nominee(s) satisfy the requirements specified in the Bylaws,. Section 2.14 of the Bylaws is attached as Annex A to this proxy statement.
Our current corporate governance structure reflects a commitment to strong and effective governance practices and a willingness to be responsive and accountable to our stockholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback provided by our stockholders and other stakeholders.

The Board unanimously recommends that you vote AGAINST the Stockholder Proposal for the reason set forth above. Proxies will NOT be voted either FOR or AGAINST the Stockholder Proposal unless the stockholder specifies either FOR or AGAINST the Stockholder Proposal.

STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING
In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2021 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 300 Park Avenue, New York, New York 10022, Attention: General Counsel & Company Secretary, on or before November 13, 2020. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Under our bylaws, director nominations or other business that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2021 annual meeting, must be received (A) no earlier than the close of business on December 24, 2020 and no later than the close of business on January 23, 2021 or, (B) in the event that our 2021 annual meeting of stockholders is held prior to March 24, 2021 or after July 2, 2021, notice by the stockholder must be so received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made, and, in each case, must include all of the requirements pursuant to our bylaws. Written notice must be delivered to the Corporate Secretary within these deadlines.
For a stockholder’s notice of nomination of one or more director candidates to be included in our proxy materials for our 2021 annual meeting of stockholders, pursuant to the proxy access right included in Section 2.14 of our Bylaws, such notice of nomination must be received by our Corporate Secretary at our principal executive offices no earlier than the close of business on October 14, 2020 and no later than the close of business on November 13, 2020, provided that if the 2021 annual meeting is held prior to March 24, 2021 or after June 22, 2021, such notice must be given by the later of the close of business on the date 180 days prior to the meeting date or the 10th day on which public announcement of the date of the annual meeting is first made. The notice must contain the information required by our Bylaws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our Bylaws relating to the inclusion of stockholder nominees in our proxy materials.

AVAILABLE INFORMATION
Our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”) filed with the SEC accompanies this proxy statement. Stockholders who wish to obtain a copy of the 2019 Form 10-K or a copy of any of the charters of our Audit Committee, Compensation Committee or Nominating and Governance Committee, our Corporate Governance Guidelines, Related Person Transaction Policy or Code of Business Conduct and Ethics, may do so without charge by viewing these documents on our website at www.greenhill.com or by writing to Greenhill, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report,” will not be deemed incorporated, unless specifically provided otherwise in such filing.

OTHER MATTERS
We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Greenhill.

ANNEX A

Section 2.14. Stockholder Nominations Included in the Corporation’s Proxy Materials.

(a) Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 2.14, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:
(i) the names of any person or persons nominated for election (each, a “Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 2.14 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);
(ii) disclosure about each Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;
(iii) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board of Directors (subject, without limitation, to Section 2.14(e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and
(iv) any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section and any solicitation materials or related information with respect to a Nominee.
For purposes of this Section 2.14, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements). The chairman of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 2.14 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.

(b) Maximum Number of Nominees.
(i) The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of directors constituting the greater of (i) two or (ii) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 2.14 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who the Board of Directors itself decides to nominate for election at such annual meeting; (2) Nominees who cease to satisfy, or Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 2.14, as determined by the Board of Directors; (3) Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board of Directors; and (4) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 2.14(d) below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(ii) If the number of Nominees pursuant to this Section 2.14 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 2.14(d), a Nominating Stockholder or a Nominee ceases to satisfy the eligibility requirements in this Section 2.14, as determined by the Board of Directors, a Nominating Stockholder withdraws its nomination or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c) Eligibility of Nominating Stockholder.
(i) An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 2.14(c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 2.14(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(ii) An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 2.14 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 2.14, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 2.14, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.
(iii) The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.
(iv) For purposes of this Section 2.14, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:
(A) the full voting and investment rights pertaining to the shares; and
(B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.
An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, has recalled such loaned shares as of the date of the Nomination Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.
(v) No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d) Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after the anniversary of the prior year’s meeting date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act:
(i) A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;
(ii) A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):
(A) the information required with respect to the nomination of directors pursuant to Section 2.13 of these Bylaws;
(B) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(C) a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;
(D) a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;
(E) a representation and warranty that each Nominee:
(1) does not have any direct or indirect relationship with the Corporation that would cause the Nominee to be considered not independent pursuant to the Corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;
(2) meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;
(3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(4) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and
(6) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;
(F) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2.14(c) and has provided evidence of ownership to the extent required by Section 2.14(c)(i);
(G) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 2.14(c) through the date of the annual meeting and intends to continue to hold the Minimum Number of shares for at least one year following the annual meeting; provided, however, that any Eligible Holder that is a registered open-end mutual fund under the Investment Company Act of 1940, and that seeks to replicate an index, will not violate this requirement as a result of changes to its common stock holdings in response to changes in the index or weightings of the securities in the index;
(H) details of any position of a Nominee as an officer or director of any competitor (that is, any entity that produces products, provides services or engages in business activities that compete with or are alternatives to the services provided or business activities engaged in by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;
(I) a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board;
(J) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;
(K) if desired, a Supporting Statement; and
(L) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;
(iii) An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(B) to file any written solicitation or other written communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice; and
(D) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 2.14;
(E) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 2.14(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and
(iv) An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Nominee:
(A) to provide to the Corporation such other information and certifications, including completion of the Corporation’s director questionnaire, as it may reasonably request;
(B) at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Nominee to the Board of Directors, including the information provided by such Nominee to the Corporation in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board of Directors;
(C) that such Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Related Party Transaction Policy and any other Corporation policies and guidelines applicable to directors; and
(D) that such Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.
The information and documents required by this Section 2.14(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.14(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(e) Exceptions.
(i) Notwithstanding anything to the contrary contained in this Section 2.14, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:
(A) the Corporation receives a notice pursuant to Section 2.13 of these Bylaws that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

(B) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 2.14, the Nominating Stockholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 2.14 and shall therefore be disregarded;
(C) the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation’s bylaws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;
(D) such Nominee was nominated for election to the Board of Directors pursuant to this Section ____ at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;
(E) such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended;
(F) the Corporation is notified, or the Board of Directors determines, that the Nominating Stockholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 2.14(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Nominee under this Section 2.14;
(ii) Notwithstanding anything to the contrary contained in this Section 2.14, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board of Directors determines that:
(A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(C) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

GREENHILL & CO., INC.
GITANJALI FALEIRO
300 PARK AVENUE, 18TH FLOOR
NEW YORK, NY 10022

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/22/2020 for shares held directly and by 11:59 P.M. ET on 04/20/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/22/2020 for shares held directly and by 11:59 P.M. ET on 04/20/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Scott L. Bok	☐	☐	☐
1b. Robert F. Greenhill	☐	☐	☐
1c. Steven F. Goldstone	☐	☐	☐
1d. Meryl D. Hartzband	☐	☐	☐
1e. John D. Liu	☐	☐	☐
1f. Karen P. Robards	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
4. Stockholder Proposal - Proxy Access.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000448154_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

GREENHILL & CO., INC.
Annual Meeting of Shareholders
April 23, 2020 10:30 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Scott L. Bok and Harold J. Rodriguez, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of GREENHILL & CO., INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 AM, ET on 4/23/2020, at 300 Park Avenue, New York, NY 10022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000448154_2 R1.0.1.18